FORM 8-K

Current Report

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE 91-1506719

(State or other jurisdiction of (IRS Employer I.D. No.)

incorporation or organization)

1801- 16th AVENUE SW, SEATTLE, WASHINGTON 98134-1089

(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635

Item 5. Other Events

SEATTLE, WASHINGTON...January 12, 2005...Todd Shipyards Corporation (NYSE:TOD) announced today that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") has been informed by the US Navy that the USS Camden (AOE 2) is scheduled to be deactivated in the fall of 2005, and that the two remaining availability options under the Company's AOE maintenance contract with the Navy will not be exercised. These availabilities were tentatively scheduled for the Company's fiscal years 2006 and 2007 but given the option nature of the contract and the previous deactivation or reassignment of the three other AOE's homeported in Puget Sound, the Company had expected this decision by the Navy.

The Camden is one of the four AOE class ships originally covered by the Company's six-year, cost-type contract with the Navy, under which the Navy has options to have Todd Pacific perform maintenance work on the ships. The contract, which is the Company's fourth consecutive, multi-year contract with the Navy on the AOE class vessels, was awarded on a sole source basis in June, 2001.  The current contract included options for thirteen repair availabilities to be performed in the 2001 through 2007 contract period and was expected to have a notional value of approximately $180 million if all of the options were exercised.   To date, five such repair availabilities have been accomplished.  Six other availabilities under the contract were not exercised by the Navy due to the previously announced transfer of the USS Bridge and USS Rainier to Military Sealift Command and the decommissioning of the USS Sacramento in October, 2004. The decommissioning of the USS Camden resolves the two remaining contract options.

(c) Exhibits

99 Press Release dated January 12, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2005.

/s/ Michael G. Marsh

By: Michael G. Marsh

On Behalf of the Registrant as

Secretary and General Counsel